EXHIBIT 10.1
ESSENT GUARANTY, INC.

September 13, 2021

Personal and Confidential
BY CERTIFIED MAIL
Jeff Cashmer
[ADDRESS OMITTED]

Re: Notice of Termination

Dear Jeff:

This letter confirms our conversation and, as required by the terms of your employment agreement, dated September 26, 2013 (the “Employment Agreement”), constitutes formal written notice that your employment with Essent Guaranty, Inc. (together with Essent Group Ltd. and its subsidiaries, the “Company”) will cease as of October 8, 2021 (the “Separation Date”). Following the Separation Date, you agree that you may not represent yourself as being an employee, officer, director or representative of the Company for any purpose. In accordance with Company policy, we ask that upon the Separation Date you immediately return all “confidential information” and other Company equipment or property to the Company.

You will have all of the rights upon a termination without “Cause,” as set forth in Section 8(d) of your Employment Agreement with respect to the Accrued Obligations and Severance Benefits (each within the meaning of your Employment Agreement). The Accrued Obligations and Severance Benefits owed to you are summarized on Annex A to this letter, and are payable subject to your execution and non-revocation of the Release of Claims substantially in the form attached to your Employment Agreement and enclosed with this letter as Annex B (the “Release”). The Release must be signed within sixty (60) days after the Separation Date, can be signed no earlier than the Separation Date, and if not revoked, will become effective on the eighth (8th) day after it is signed (and the Company’s obligations to provide the Severance Benefits will not become effective if you revoke the Release). Any such revocation must be delivered in writing to the Company to my attention, during such period to be effective.

We would like to take this opportunity to remind you of your continuing obligations under the Confidentiality, Non-Interference, and Invention Assignment Agreement attached as Exhibit A to your Employment Agreement (the “Non-Interference Agreement”). As provided by Section 8(d)(viii) of your Employment Agreement, your right to the Severance Benefits is conditioned on your compliance with the terms of the Non-Interference Agreement.

Pursuant to Section 8(a) of the Employment Agreement, you hereby resign from all positions you held with the Company and the entities affiliated with the Company upon any termination of your employment.

The Separation Date is the termination date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company and its subsidiaries. You acknowledge and agree that, other than the payments and benefits set forth on Annex A, you are not owed any additional payments or benefits from the Company and its affiliates. All payments and benefits under this letter and your Employment Agreement will be subject to applicable taxes and withholdings.

The Company agrees that within a reasonable period of time of the Board of Directors approving the actual level of achievement with respect to Company performance-based compensation (2021 Annual Bonus and Performance Vesting Restricted Stock Awards that survive your termination of employment), it shall provide you with a written notice with the applicable levels of achievement along with your corresponding entitlements related to such performance. You agree to hold this information confidential.

Until the Company announces your departure, we expect you to keep the fact that your employment has ended and the content of this letter confidential and to not disclose this to the Company’s management team or to any other person or entity, except to your attorneys and/or immediate family, provided that they agree to keep this fully confidential.

Please feel free to contact me if you have any additional questions about this decision. We have valued having you as a member of our team, and we thank you for your service. We wish you the best of luck in all of your future endeavors.

Sincerely,

ESSENT GUARANTY, INC.

By: /s/ Mark A. Casale
Name: Mark A. Casale
Title: Chief Executive Officer

Enclosure: Schedule of Severance Benefits
Release of Claims

Agreed and Acknowledged:

By: /s/ Jeff R. Cashmer
Name: Jeff R. Cashmer
Date: 9/13/2021